UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report
(Date of earliest event reported): November 27, 2006
UTG, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-16867	20-2907892
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
incorporation or organization)
5250 South Sixth Street
Springfield, Illinois 62703
(Address of principal executive offices and zip code)
(217) 241-6300
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):
o Written communications pursuant to Rule 425 under the Securities Act
o Soliciting material pursuant to Rule 14a-12 under the Exchange Act
o Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
o Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Section 1 – Registrant’s Business and Operations

Item 1.01.  Entry into a Material Definitive Agreement

On November 22, 2006, UTG, Inc., William F. Guest and John D. Cornett agreed to an amendment to the definitive Stock Purchase Agreement dated August 7, 2006, as amended, whereby UTG, Inc. agreed to purchase a majority of the issued and outstanding common stock of Acap Corporation.

This amendment was entered into by the parties as acknowledgement of the settlement of certain litigation involving Acap Corporation and its subsidiaries that arose following the execution of the original agreement.  This amendment to the agreement adjusts the purchase price of the 1,492 shares to be acquired from Messrs. Guest and Cornett at closing from $14,279,932 to $14,242,632.  The additional 352 shares from certain other shareholders may be purchased on the same terms, including the adjusted price.  Additionally, the purchase price for shares under the stock put option agreements will be equal to the per share purchase price as amended.

All other terms and conditions of the original agreement, as amended, remain intact and unchanged.

Section 9 – Financial Statements and Exhibits

Item 9.01.  Financial Statements and Exibits.

(c)  Exhibits.

Exhibit 2(a) ― Amendment No. 2, dated November 22, 2006, to the Stock Purchase Agreement, dated August 7, 2006, as amended, between UTG, Inc. and William F. Guest and John D. Cornett

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UTG, INC.

Date:  November 27, 2006                                 By:  /s/ Theodore C. Miller
                                                                                 Theodore C. Miller
                                                                                 Senior Vice President and Chief Financial Officer

Exhibit Index
Exhibit No.	Description
Exhibit 2(a)	Amendment No. 2, dated November 22, 2006, to the Stock Purchase Agreement, dated August 7, 2006, as amended, between UTG, Inc. and William F. Guest and John D. Cornett